Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-116161

Prospectus

DESIGN SOURCE, INC.
Shares of Common Stock
1,000,000 Minimum - 4,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 4,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 4,000,000 shares maximum. The offering price is $0.05 per share. In the event that 1,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 1,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Wachovia Bank. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds.

Our common stock will be sold by our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.05	$0.005	$0.045

Per Share - Maximum	$0.05	$0.0025	$0.0475

Minimum	$50,000	$14,500	$35,500

Maximum	$200,000	$14,500	$185,500

The difference between the Aggregate Offering Price and the Proceeds to Us is $14,500 which includes, $10,000 attorney's fees which will be owed to Conrad C. Lysiak, our attorney upon this offering being declared effective by the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is January 3, 2006.

SUMMARY OF OUR OFFERING

Our business

We are a start-up stage company. We are a company without revenues or operations, we have minimal assets and have incurred losses since inception. Currently we do not offer any of the services referred to in this prospectus and there is no guarantee that, even if we raise the maximum proceeds from this offering we will be able to carry out our business plan in a manner described. We will make every attempt and a good faith effort to implement our business plan. We are developing a website (www.sourcedesigninc.com) that will offer textiles to the commercial designer market. In addition to offering a vast array of commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics, we will feature industry information that will enhance the operations knowledge of interior design firms. We have not generated any revenues, engaged in any operations, entered into any agreements or developed a website. The only operations we have engaged in is the creation of the website and the development of a business plan.

Our principal executive office is located at 100 Europa Drive, Suite 455, Chapel Hill, North Carolina 27517, our telephone number is (919) 933-2720 and our registered agent for service of process is Nevada Corporate Headquarters, 101 Convention Center Drive, Suite 700, Las Vegas, Nevada 89109. Our fiscal year end is March 31.

The offering

Following is a brief summary of this offering:

Securities being offered	Up to 4,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.05
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $35,500 assuming the minimum number of shares are sold. Approximately $185,500 assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for administrative expenses, the implementation of our business plan, and general working capital.
Number of shares outstanding before the offering	718,457
Number of shares outstanding after the offering if all of the shares are sold	4,718,457

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of September 30, 2005	As of March 31, 2005	As of March 31, 2004
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$6,657	$1,713	$5,163
Total Liabilities	$26,333	$13,226	$0
Stockholders Equity	$(19,676)	$(11,513)	$5,163

			Inception
	Six Months Ended	Year Ended	(April 2, 2004)
	September 30, 2005	March 31, 2005	to March 31, 2004
	(Unaudited)	(Audited)	(Audited)
Income Statement
Revenue	$0	$0	$0
Total Expenses	$8,163	$16,676	$30,760
Net Loss	$8,163	$16,676	$30,760

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Design Source, Inc.:

1. Because our auditors have issued a going concern opinion, there is substantial doubt that we will be in business in one year and as a result you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. We do not have a source of revenues to continue its operations. This condition raises substantial doubt about our ability to continue as a going concern. Our business plan is to develop a website to offer textiles to the commercial design market. We also plan to raise initial capital through the sale of shares of common stock in this public offering. Our future is dependent upon our successful development and implementation of our business plan resulting in the generation of revenues. As of the date of this prospectus we have not commenced operations. Further, we have to complete this offering in order to commence operations. As a result of the foregoing issues, we may have to cease operations and you could lose your investment.

2. We lack an operating history and have losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated in April 2003 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $55,599 of which $19,119 is for legal fees, $23,935 is for audit and accounting fees in connection with this offering, $11,250 is for the preparation of a business plan and initial development of our website, $717 for general office costs and bank charges and $578 is for interest expense. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	completion of this offering
*	our ability to locate manufacturers who will sell to our customers
*	our ability to attract customers who will buy from our website
*	our ability to generate revenues through the development of a website that will offer commercial upholstery, drapery, bedspread, panel, and wall covering fabrics to interior designers

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have no clients, customers or suppliers and we cannot guarantee we will ever have any. Even if we obtain clients, customers and suppliers, there is no assurance that we will make a profit.

We have no clients, customers or suppliers. We have not identified any clients, customers or suppliers and we cannot guarantee we ever will have any. Even if we obtain clients, customers and suppliers for our services, there is no guarantee that our suppliers will supply us, or that our customers will use our website to buy the commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics we offer. If we are unable to attract enough suppliers to offer their commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics for sale or enough customers to buy the from our website to operate profitably we will have to suspend or cease operations.

4. If we need additional funds and cannot raise the funds, we will have to temporarily cease operations and cease operations entirely.

Even if we raise the maximum amount in this offering, there is no assurance we will not need additional capital in the future. If we need additional capital in the future and can't raise it we may have to temporarily cease operations until we raise the additional funds or cease operations entirely, in which case you will lose your investment.

5. Because we are small and do not have much capital, we must limit marketing our services to potential customers and suppliers. As a result, we may not be able to attract enough customers to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

Because we are small and do not have much capital, we must limit marketing our website to potential customers and suppliers. The sale of commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics via our website is how we will generate revenues. Because we will be limiting our marketing activities, we may not be able to attract enough customers to buy or suppliers to sell to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

6. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting suppliers and customers and result in a lack of revenues which may cause us to cease operations.

Our officers and directors will only be devoting limited time to our operations. Peter Reichard, our president, treasurer and a member of the board of directors, will be devoting approximately twenty hours a week to our operations. Peter Coker, our secretary and a member of the board of directors, will be devoting approximately twenty hours a week to our operations. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations.

7. Because none of our officers and directors has prior experience in the commercial design business, we may have to hire individuals or suspend or cease operations.

Because none of our officers and directors has prior experience in the commercial design business, we may have to hire additional experienced personnel to assist us with our operations. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely.

8. Concentrated control of our stock could adversely affect the market price of our stock and the ability of unaffiliated shareholders to control decisions.

Concentrated control of our common stock in our could adversely affect the market price of our stock and the ability of unaffiliated shareholders to control decisions to engage in transactions like mergers, acquisitions ane reorganizations, that may be a benefit to them.

Risks associated with this offering:

9. Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, or a creditor obtains a judgment against us and attaches the subscription, you will lose your investment.

Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. If that happens, you will lose your investment and your funds will be a source to satisfy any claims or judgments rendered against us.

10. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

11. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline. See " Plan of Distribution; Terms of the Offering - Section 15(g) of the Exchange Act."

USE OF PROCEEDS

We are offering up to a total of 4,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 4,000,000 shares maximum. The offering price is $0.05 per share. The table below sets forth the use of proceeds if $50,000, $100,000, or $200,000 of the offering is sold.

	$50,000	$100,000	$200,000
Gross proceeds	$50,000	$125,000	$200,000
Offering expenses	$14,500	$14,500	$14,500
Net proceeds	$35,500	$85,500	$185,500

The net proceeds will be used as follows:

Website development	$10,000	$15,000	$25,000
Database	$5,000	$8,000	$25,000
Marketing and advertising	$15,500	$40,000	$60,500
Salaries	$0	$12,000	$55,000
Working capital	$5,000	$10,500	$20,000

Total offering expenses to be paid from the offering proceeds is $10,000 for legal fees, which will be paid to our attorney, Conrad C. Lysiak, $100 for SEC registration fees, $1,000 for printing expenses, $2,000 for Blue Sky and $1,400 for transfer agent fees. Mr. Lysiak's contract with us called for him to prepare and file our registration statement with the Securities and Exchange Commission for $25,000. We paid Mr. Lysiak $15,000 and $10,000 is due Mr. Lysiak when the registration statement is declared effective. The $10,000 to be paid to Mr. Lysiak upon SEC effectiveness is the $10,000 included in the offering expenses set forth above. If Mr. Lysiak is unwilling to wait for payment of the balance due him until after we have raised the minimum amount, our officers and directors will pay Mr. Lysiak the amount due him. Further, if the registration statement is declared effective and we do not raise the minimum amount of the offering, our officers and directors will pay Mr. Lysiak the balance due him. In the event that we raise the minimum amount and our officers and directors pay Mr. Lysiak, the $10,000, the $10,000 allocated to pay Mr. Lysiak in the offering expenses set forth above will be paid to the officers and directors to reimburse them for the funds paid to Mr. Lysiak. In the event we do not raise the minimum and our officers and directors pay Mr. Lysiak, we will reimburse our officers and directors the amount paid to Mr. Lysiak when funds become available. There is no written agreement to the foregoing affect with our officers and directors. The agreement is oral.

We will establish a website that offers upholstery, drapery, bedspread, panel, and wall-covering fabrics to interior designers. The website will allow users to view fabrics, place orders, and link to useful information regarding interior design.

We will develop and maintain a database of all customers to develop a database of potential customers and their specific wants and needs. The database will be developed from information available from our Internet web site, periodicals and information, we accumulate as we sell our products. We believe it will take approximately two months to create a workable database. We will begin assembling our database with all future customers. The estimated cost to develop and maintain the database is $5,000 to $25,000.

Marketing and advertising will be focused on promoting our website to prospective customers though direct sales and will be based on the list of prospects developed from our database. Direct sales to the interior designers and individual customer will be accomplished through email, telephone calls and mailings. Advertising will be considered and used to support the email, telephone calls and mailings in certain market segments. The advertising campaign will include the design and printing of various sales material. The cost of developing the campaign is estimated to cost between $15,500 to 60,500.

We will establish an office to maintain the website and database. This will include physical office space, computer equipment, telephones and other assets as required to maintain the operations.

If we raise the maximum amount under this offering, we will pay salaries to our officers, or, to outside employees or consultants to assist our officers in managing our business. In addition, we will hire one or two sales employees to handle Internet transactions with our customers.

Working capital is the cost related to operating our office. It is comprised of expenses for rent, telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and general working capital. A portion of the proceeds will be used to pay for rent. We anticipate generating revenues, and as a result, anticipate paying most of our rent from revenues generated from operations.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	the price we believe we can sell the shares to the public.
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of September 30, 2005 the net tangible book value of our common stock outstanding was ($19,676) or approximately $nil per share based upon 718,457 shares outstanding.

If 100% of the shares are sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 4,718,457 shares to be outstanding will be $165,824, or approximately $0.04 per share. The amount of dilution you will incur will be $0.01 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.04 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.04 per share. After completion of this offering, if 4,000,000 shares are sold, you will own approximately 84.77% of the total number of shares then outstanding shares for which you will have made a cash investment of $200,000, or $0.05 per share. Our existing stockholder will own approximately 15.23% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $35,923, or approximately $0.05 per share.

If 75% of the shares are sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 3,718,457 shares to be outstanding will be $115,824, or approximately $0.03 per share. The amount of dilution you will incur will be $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.03 per share.

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 80.68% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.05 per share. Our existing stockholders will own approximately 19.32% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $35,923, or approximately $0.05 per share.

If 50% of the shares are sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 2,718,457 shares to be outstanding will be $65,824, or approximately $0.02 per share. The amount of dilution you will incur will be $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.03 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 73.57% of the total number of shares then outstanding shares for which you will have made a cash investment of $100,000, or $0.05 per share. Our existing stockholders will own approximately 26.43% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $35,923, or approximately $0.05 per share.

If 25% of the shares are sold:

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 1,718,457 shares to be outstanding will be $15,464, or approximately $0.01 per share. The amount of dilution you will incur will be $0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.01 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 58.19% of the total number of shares then outstanding shares for which you will have made a cash investment of $50,000, or $0.05 per share. Our existing stockholders will own approximately 41.81% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $35,923, or approximately $0.05 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share		$0.05
Net tangible book value per share before offering	$	nil
Potential gain to existing shareholders per share		$0.04
Net tangible book value per share after offering		$0.04
Increase to present stockholders in net tangible book value per share after
offering		$0.04
Capital contributions		$35,923
Number of shares outstanding before the offering		718,457
Number of shares after offering held by existing stockholders		718,457
Percentage of ownership after offering		15.23%

Purchasers of shares in this offering if all shares sold

Price per share	$0.05
Dilution per share	$0.01
Capital contributions	$200,000
Number of shares after offering held by public investors	4,000,000
Percentage of ownership after offering	84.77%

Purchasers of shares in this offering if 75% of shares sold

Price per share	$0.05
Dilution per share	$0.02
Capital contributions	$150,000
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	80.68%

Purchasers of shares in this offering if 50% of shares sold

Price per share	$0.05
Dilution per share	$0.03
Capital contributions	$100,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	73.57%

Purchasers of shares in this offering if 25% of shares sold

Price per share	$0.05
Dilution per share	$0.04
Capital contributions	$50,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	58.19%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 4,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 4,000,000 shares maximum. The offering price is $0.05 per share. In the event that 1,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 1,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Wachovia Bank. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

We will sell the shares in this offering through Peter A. Reichard and Peter L. Coker, our officers and directors. Our officers and directors will not purchase shares in this offering. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not and will not participate in selling and offering securities of an issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, will we advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Washington D.C. and/or outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). The rules:

*	Declare unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

*

Provide that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

*

Prohibit broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

*	Require that a broker/dealer executing a penny stock transaction to disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

*	Require broker/dealers selling penny stocks to provide their customers with monthly account statements.

*

Require broker/dealers to approved the transaction for the customer' s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Because the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 270 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement
2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to Design Source, Inc.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

Subscriptions will be placed in a separate bank account at Wachovia Bank, until we have received $50,000. Upon receipt of $50,000, we will withdraw and use the funds. If we do not receive the $50,000 within 270 days of the effective date of this offering, all subscriptions received by us will be promptly returned to each investor without interest or deduction therefrom.

BUSINESS

General

We were incorporated in the State of Nevada on April 2, 2003. We have not started operations. We are in the process of developing a website that will offer commercial upholstery, drapery, bedspread, panel, and wall covering fabrics to interior designers. We have not generated any revenues, engaged in any operations, entered into any agreements or developed a website. The only operations we have engaged in is the creation of the website and the development of a business plan. We maintain our statutory registered agent's office at 101 Convention Center Drive, Suite 700, Las Vegas, Nevada 89109 and our business office is 100 Europa Drive, Suite 455, Chapel Hill, North Carolina 27517. Our telephone number is (919) 933-2720. This is the office of our President, Peter Reichard, and the current business office of Tryon Capital Ventures, LLC. Pursuant to an oral agreement we use a portion of his offices rent free. Upon the completion of this offering we will start paying Mr. Reichard rent of $400.00 per month.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause this plan to change.

We have not begun operations and will not begin operations until we complete this offering. Currently we do not offer any of the services referred to in this prospectus and there is no guarantee that, even if we raise the maximum proceeds from this offering we will be able to carry out our business plan in a manner described. Our plan of operation is forward looking and there is no assurance that we will ever begin operations. We, however, will make every attempt and a good faith effort to implement our business plan. Our prospects for profitability are not favorable if you consider numerous Internet-based companies have failed to achieve profits with similar plans.

We have not conducted any market research into the likelihood of success of our operations or the acceptance of our operations by the public.

We will offer a comprehensive supply, market and distribute commercial upholstery, drapery, bedspread, panel, and wall covering fabrics to the interior designer industry and individual retail customers on our Internet website. These commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics will be offered at price marked-up from 15 % to 30 % of our cost. Fabric manufacturers (mills and converters) produce two classifications of product, open line and restricted production fabrics. The construction and basic styling of the two classifications are the same. Open line product is designed by the mill to reflect the most current fashion trends and is available to all customers provided that a customer purchases a single piece increment of 55 yards of a specific fabric. Normally, only distributors can justify purchasing such large quantities. We are not a distributor. The distributor then cuts the large quantity to specifications supplied by its customer. The distributors we refer to herein generally sell open line products. Typically, open line represents 80% of the manufacturer's production and is usually available for quick shipment and delivery. Restricted production fabrics are designed by the distributor so they can differentiate their product from other distributors. Typically, restricted production represents 20% of the manufacturer's production, forces the manufacturer into short production runs, and costs more to produce. We will not sell restricted production fabrics. Distributors also require a minimum of three-year availability from the fabric manufacturer regardless of the volume generated on a specific pattern. For similar constructions, restricted production fabrics are priced 15% higher than open line fabrics. Manufacturers generally do not offer products directly to interior designers and individual users because of the cost involved to fulfill the orders and because it would undercut the established distributor networks. That is because manufacturers sell fabrics in 55 yard one piece rolls and interior designers, rarely, if ever, require a 55 yard unit. In addition to offering a vast array of fabrics, we will pass on industry information to interior designers that we acquire from manufacturers of fabrics we will sell. We will pass this information on for the purpose of building and enhance our reputation in the industry. We will not seek out such information or pay for such information. We will not charge for the dissemination of such information. We will display the information on our website. The information will include design trends and uses for the products. We have not conducted any marketing studies to determine if there is a demand for such information. The information is part of our marketing program. A brief list of what we will offer in the five categories of interior textiles as follows:

*	bedspreads
*	drapery
*	panel
*	upholstery
*	wall-covering

Website

We have retained Essential Business Solutions, as our outside technology provider to design and develop our entire website. EBS will provide the following services for the website: disk space, bandwidth, 155 mbit backbone, pop mailboxes, e-mail forwarding, e-mailing aliasing, auto responder, front page support, unlimited FTP access, java chat, hotmetal/miva script, shopping cart, secure transactions signio support, cybercash support and macromedia flash. EBS will charge us on an hourly rate of $45.00 per hour for its services. The contract will become effective when we complete the public offering of our shares of common stock, but not later than June 30, 2006. The website will allow us to offer upholstery, drapery, bedspread, panel, and wall-covering fabrics to interior designers, promote our products in an attractive fashion, and communicate with our customers on-line.

The website is intended to be a destination site for the interior design industry. We will promote suppliers and supplies relating to the decorating business so that interior designers and individual consumers will be able to buy all of their decorating supplies from our website. The site will offer a large array of products and by becoming a "one-stop shopping" destination will significantly enhance the efficiency of the purchasing process simultaneously reducing the time and cost of finding reasonably priced decorating products or fabric supplies. We will continue to seek out and negotiate strategic relationships with individual suppliers and manufacturers to offer their products on our website. We will attempt to negotiate discounted pricing from the manufacturers in exchange for promoting their products to the extensive database of interior designers and individual consumers that we intend to develop and maintain through our extensive marketing program. We have not entered into direct discussions with manufacturers or suppliers. There is no assurance that we will be able to obtain discounted prices. If and when we do receive discounted prices, we will mark-up the resale of the products to our customers. We may or may not include an adjustment in the sales price to our customer of the discounted price. The difference between the price we pay the supplier and the price we receive from our customer will be our profit. As of the date hereof we have not contacted any suppliers regarding a discount and will not do so until this offering is completed and there is no assurance that we will ever be able to obtain discounted pricing from suppliers. We will not sell the names in our database to anyone.

We also believe that the lack of financial security on the Internet is hindering economic activity thereon. To ensure the security of transactions occurring over the Internet, federal regulations require that any computer software used within the U.S. contain a 128-bit encoding encryption, while any computer software exported to a foreign country contain a 40-bit encoding encryption. There is uncertainty as to whether the 128-bit encoding encryption required by the federal government is sufficient security for transactions occurring over the Internet. Accordingly, there is a danger that any financial (credit card) transaction via the Internet will not be a secure transaction. Accordingly, risks such as the loss of data or loss of service on the Internet from technical failure or criminal acts are now being considered in the system specifications and in the security precautions in the development of the website. There is no assurance that such security precautions will be successful.

Other than investigating potential technologies in support of our business purpose, we have had no material business operations since inception in April 2003. At present, we have yet to acquire or develop the necessary technology assets in support of our business purpose to become a Internet-based retailer focused on the designer industry.

The Internet is a world-wide medium of interconnected electronic and/or computer networks. Individuals and companies have recently recognized that the communication capabilities of the Internet provide a medium for not only the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services.

Convenient Shopping Experience

Our online store will provide customers with an easy-to-use website. The website will be available 24 hours a day, seven days a week and will be reached from the consumer's home or office. Our online store will enable us to deliver upholstery, drapery, bedspread, panel, and wall-covering fabrics.

We will inventory sample material for each fabric which we will cut and ship for overnight deliver.

We have developed the list of interior designer needs from our own analysis of the market channels, research on the Internet, and discussions with knowledgeable industry participants.

Currently we do not offer any of the services referred to in this prospectus and there is no guarantee that, even if we raise the maximum proceeds from this offering we will be able to carry out our business plan in a manner described.

Customer Service

We will attempt to provide a customer service department via email where consumers can resolve order and product questions. Furthermore, we will insure consumer satisfaction by offering a 30-day money back guarantee. We do not intend to create a reserve account for our guarantee and will pay any refunds from general revenues.

Online Retail Store

We will design our Internet store to be a place for interior designers and individual consumers to shop within the commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics industry. We believe that an online store would provide benefits to interior designers and individual users with respect to time, cost savings and selection of fabrics.

Shopping at our Online Store

Our online store will be located at www.sourcedesigninc.com We believe that the sale of commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics on the Internet can offer attractive benefits to consumers. These include enhanced selection, convenience, quality, ease-of-use, depth of content and information, and competitive pricing. Key features of our online store will include:

Browsing

Our online store will offer consumers several subject areas and special features arranged in a simple, easy-to-use format intended to enhance product selection. By clicking on a category names, the consumer will move directly to the home page of the desired category and can view promotions and features.

Selecting a Product and Checking Out

To purchase , consumers will simply click on the "add to cart" button to add to their virtual shopping cart. Consumers will be able to add and subtract from their shopping cart as they browse around our online store prior to making a final purchase decision, just as in a physical store. To execute orders, consumers click on the "checkout" button and, depending upon whether the consumer has previously shopped at our online store, are prompted to supply shipping details online. We will also offer consumers a variety of wrapping and shipping options during the checkout process. Prior to finalizing an order by clicking the "submit" button, consumers will be shown their total charges along with the various options chosen at which point consumers still have the ability to change their order or cancel it entirely.

Paying

To pay for orders, a consumer must use a credit card, which is authorized during the checkout process. Charges are assessed against the card when the order is placed. Our online store will use a security technology that works with the most common Internet browsers and makes it virtually impossible for unauthorized parties to read information sent by our consumers. As of the date of this prospectus, we have not obtained this technology and that while we will attempt to use that technology, there is no guarantee that we will be able to obtain such technology.

The estimated price of providing online check out service is 2%-5% of gross revenues. The cost of the online check out service is incorporated into the sales price of the product.

We will offer our customers a full refund for any reason if the customer returns the purchased item within thirty days from the date of sale in the same condition it was sold to the customer. After thirty days, we will not accept any product returns or refund any money to a customer.

Source of Products

We will attempt to purchase commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics directly from the manufacturer/supplier based upon orders we have already received from interior designers and individual customers. We will purchase fabric from three sources: mills, textile converters, and re-upholstery jobbers, mark the prices up and charge our customer the marked up price. The product will be shipped directly from the mill to the customer, thereby eliminating the need for storage space or packaging facilities. Textile converters and re-upholstery jobbers buy from mills and smaller quantities can be purchased from these groups. We intend to approach several mills and propose the purchase of smaller quantities that coincide with the productions runs at the mills. We will consider purchasing a minimum quantity order directly from the mill if the minimum order quantity at the mill is greater than our customer's order.

We will attempt to seek out and negotiate with large industry leaders to offer their products for sale on our website either directly or via a direct link to their websites. In addition, we will attempt to locate and negotiate relationships with smaller, new manufacturers to offer their products on a more exclusive basis.

We are not involved in negotiations with any manufacturers and will not do so until after the offering is complete.

It is common knowledge in the fabric industry that fabric manufacturers (mills and converters) produce two classifications of product, open line and restricted production fabrics. The construction and basic styling of the two classifications are the same. Open line product is designed by the mill to reflect the most current fashion trends and is available to all customers. Typically, open line represents 80% of the manufacturer's production and is usually available for quick shipment and delivery. Restricted production fabrics are designed by the distributor so they can differentiate their product from other distributors. Typically, restricted production represents 20% of the manufacturer's production, forces the manufacturer into short production runs, and costs more to produce. Distributors also require a minimum of three-year availability from the fabric manufacturer regardless of the volume generated on a specific pattern. For similar constructions, restricted production fabrics are priced 15% higher than open line fabrics.

Currently we do not offer any of the services referred to in this prospectus and there is no guarantee that, even if we raise the maximum proceeds from this offering we will be able to carry out our business plan in a manner described.

Revenue

We will attempt to generate revenue from three sources on the website:

1.

Revenues will be generated from the direct sale of products to customers. We would order on behalf of our customers directly from our suppliers at the time of the order being received from a customer and the product would be shipped directly to the customer. That way we avoid having to carry any inventory that can be costly and become obsolete. We would earn revenue based on the difference between our negotiated price for the product with our suppliers and the price that the customer pays.

2.

We will attempt to generated by fees received for sales that originate from our website and are linked to those manufacturers. There is no assurance that this will occur and we have not entered into any negotiations or discussions with manufactures for sales that originate from our website.

3.

We will attempt to persuade manufactures to advertise on our website. There is no assurance that this will occur and we have not entered into any negotiations or discussions with manufactures for advertising on our website.

We will develop and maintain a database of all interior designers, apprentices and individual customers who order commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics listing their specific wants and needs.

We will develop and launch an advertising campaign to introduce our website to potential customers. Databases for interior design schools, interior design associations and trade magazines are publically available through internet research, telephone directories and periodical research.

Delivery

We will offer three delivery options:

1.	Federal Express or UPS overnight.
2.	Federal Express or UPS second day air.
3.	Federal Express or UPS ground.

We will be liable to our customer for loss or damage for the shipment. We will, however, recover from our shipper for any loss or damage for the shipment.

Our officers and directors do not have any experience in the commercial design business.

Competition

The electronic commerce market is intensely competitive. The market for information resources is more mature but also intensely competitive. We expect competition to continue to intensify in the future. Competitors include companies with substantial customer bases in the computer and other technical fields. There can be no assurance that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, support, technical and other resources. Our failure to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, financial condition and results of operations.

www.textileweb.com, www.fabric.com, www.internetdesigncenter.com, and www.blueboltnetworks.com offer the same services that we do. Upon initiating our website operations, we will be competing with the foregoing, in addition to non-Internet commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics companies.

We will build a website that is easy to use and that offers a wide product selection at competitive prices. We believe potential customers would be drawn to our website instead of to other companies they are familiar with because they would able to choose from an array of products, quickly and easily, allowing them the freedom to carry on with their own business.

Our competitive position within the industry is negligible in light of the fact that we have not started our operations. Older, well established commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics companies with records of success will attract qualified clients away from us. Since we have not started operations, we cannot compete with them on the basis of reputation. We do expect to compete with them on the basis of price and services. We will price our products competitively and diligently service our clients needs whatever those might be.

Peter Reichard, our president, treasurer and a member of the board of directors, will be devoting approximately twenty hours a week to our operations. Peter Coker, our secretary and a member of the board of directors, will be devoting approximately twenty hours a week to our operations. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, operations may be periodically interrupted or suspended which could result in a reduction of revenues and a cessation of operations.

Marketing

We will attempt to market our website in the United States and in Canada through traditional sources such as trade magazines, conventions and conferences, newspaper advertising, billboards, telephone directories and flyers/mailers. We will target purchasers of commercial interior furnishings as interior designers and individual customers. We may utilize inbound links that connect directly to our website from other sites. Potential customers can simply click on these links to become connected to our website from search engines and community and affinity sites.

Patents, Trademarks or Licenses

We own no patents, trademarks or licenses.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations.

Employees; Identification of Certain Significant Employees.

We are a development stage company and currently have no employees, other than our officers and directors. We will hire additional employees on an as needed basis.

Offices

Our offices are 100 Europa Drive, Suite 455, Chapel Hill, North Carlina 27517. Our telephone number is (919) 933-2720. This is an office leased to our president, Peter Reichard. Mr. Reichard allows us to use approximately 200 square feet of the office for our operations. Pursuant to an oral agreement with Mr. Reichard, we will pay $400 per month in rent, once this offering has been completed.

Government Regulation

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our web based products.

We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

In addition, because our products are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in Nevada. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse affect on our business, results of operations and financial condition.

Other than the foregoing, no governmental approval is needed for the sale of our products.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage corporation and have not started operations or generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we complete the development of our website, engage suppliers to sell and customers to buy our products. We have not generated any revenues, engaged in any operations, entered into any agreements or developed a website. The only operations we have engaged in is the creation of the website and the development of a business plan. We believe the technical aspects of our website will be sufficiently developed to use for our operations 70 days from the completion of our offering. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and begin our operations. We believe, whether we raise the minimum or maximum amount in this offering, it will last twelve months. We believe this as a result of analyzing the cost of doing business, however, our officers and directors do not have any experience in the commercial design business. We will not begin operations until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering. We believe that we will be able to raise enough money through this offering, whether the minium or the maximum, to begin operations and remain in business for one year. If we are unable to secure enough suppliers to provide us with products at suitably low pricing or enough customers willing to buy the product at higher than the price we have negotiated with our suppliers, we may quickly use up the proceeds from the minimum amount of money from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year but with limited funds available to develop growth strategy. If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy. We believe this as a result of analyzing the cost of doing business, however, our officers and directors do not have any experience in the commercial design business.

If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in this section. Other than as described in this section, we have no other financing plans.

Plan of Operation

Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months. We will not be conducting any product research or development other than the development a database of potential customers and our belief of their wants and needs. We have examined websites selling different home furnishings We do not expect to purchase or sell plant or significant equipment other than we will establish an office which will include computer equipment, office equipment and supplies, telephones and other assets needed for operation of our business. Further we will hire one or two additional employees, provided that we raise at least $100,000 in this offering. Other than the foregoing, we do not expect significant changes in the number of our employees.

Upon completion of our public offering, our specific goal is to profitably sell a comprehensive supply of products on our Internet website to the interior design industry and individual retail customers. We concluded this from our own analysis of the market channels, researched the industry on the Internet, and held discussions with knowledgeable industry participants. We have not conducted any research regarding our plan to develop a website and offering textiles to the commercial design market.

We will attempt accomplish the foregoing through the following milestones:

1. Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 180 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin operations until we have closed this offering. We will concentrate all of our efforts on raising as much capital as we can during this period.

2. After completing the offering, we will immediately begin to establish our office and acquire the equipment we need to begin operations. Establishing our offices will take approximately a week. We believe that it will cost $5,000 to establish our office. A breakdown of the cost is as follows: $400 for rent at an office where we will attempt to establish an office to maintain the website and database. This will include physical office which will cost $400 per month; computer equipment which will cost $2,500; office furniture that will cost approximately $2,000; telephones which will cost $250; stationary; and other assets as required to maintain the operations. Computer equipment will be paid from the the web-site category in the Use of Proceeds section. We do not intend to hire employees unless we raise at least $100,000. Our officers and directors will handle our administrative duties. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus.

3. After our office is established, which we said should be 10 days after completing our offering, we will attempt to contact and negotiate with large industry leaders to offer their product on our website. We also will attempt to locate smaller, new manufacturers to offer their product on a more exclusive basis. We believe we should have one contract signed within 30 days of setting up our office. The foregoing is based upon our officers cumulative business experience in other fields, however, our officers and directors do not have any experience in the commercial design business. We will however contact small and large companies to offer their products on our website and we will carry out our marketing plan. The execution of additional contracts with suppliers and the development of the website will be ongoing during the life of our operations. As more products are added and as our customer data base expands, we will have to be continually upgrading the website. We believe that it will cost up to $10,000 in order to have our website initially operational and $5,000 to have our data base initially ready to receive information. Both the initial operation of the website and the data base will be ready 60 days from the completion of our public offering. The creation and operation of the website and the data base is not dependent upon signing any contracts with a manufacturer. At point we will have industry information available on our website and be able to accept orders for the products we will sell. As additional contracts are signed with suppliers, we will up-grade the website. As our customer base increases we will up-grade the data base. Both upgrades will be ongoing during the life of our operations. In addition to offering commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics, we will pass on industry information to interior designers that we acquire from other interior designers and manufacturers of commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics we will sell.

4. As soon as our website is operational, which as we have said will be approximately 60 days from setting up our office, we will begin to market our website in the United States and in Canada through traditional sources such as trade magazines, conventions and conferences, newspaper advertising, billboards, telephone directories and flyers / mailers. We will attempt to target purchasers of commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics such as interior designers and individual consumers. We may utilize inbound links that connect directly to our website from other sites. Potential customers can simply click on these links to become connected to our website from search engines and community and affinity sites. We believe that it will cost a minimum of $15,500 for our marketing campaign. Marketing and advertising will be focused on promoting our website to prospective customers though direct sales and will be based on the list of prospects developed from our database. Direct sales to the interior designers and individual customer will be accomplished through email, telephone calls and mailings. Advertising will be considered and used to support the email, telephone calls and mailings in certain market segments. The advertising campaign will include the design and printing of various sales material. The cost of developing the campaign is estimated to cost between $15,500 to 60,500 If we raise the maximum amount of proceeds from the offering, we will devote an additional $45,000 to our marketing program. Marketing is an ongoing matter which will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days from its initiation, or 90 days from setting up our office. The foregoing is based upon our officers cumulative business experience in other fields, however, our officers and directors do not have any experience in the commercial design business and there is in fact no assurance that the foregoing event will occur.

5. Part of our marketing program includes sourcing out and identifying interior designers and individual consumers who may become potential buyers of commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics from our website. The process of sourcing out suppliers includes identifying manufacturers, large and small by research into existing databases via the internet and research in trade magazines and directories. This process will start as soon as our office is operational and will be ongoing during the life of our operations. Sourcing customers may consist of telephone surveys and may contain questions which would determine the marketing approach and acceptability of specific products. It will also involve research into existing databases available via the Internet to target and extract the applicable names and contacts to create our own customized database. The database will be comprised of two components: suppliers and customers. Supplier information is readily available from online fabric mill directories, and an example can be found at www.apparelsearch.com/fabric.htm. The principal source of customers will be interior designers. Mail lists are available from organizations such as the American Society of Interior Designers, which sells database information at a cost of $120 per thousand names, and World Wide Art Resources, which sells regional interior designer databases such as Florida Interior Designers Directory with up to 2,275 contacts at a cost of $68.25. If the minimum amount of offering is raised, we will attempt to prepare a database of up to 75 suppliers and up to 10,000 interior designers. The database preparation should take approximately four weeks to complete. We intend to look into the databases of design schools, interior design associates, trade magazines as well as telephone directories. Databases for design schools, interior design associates, and trade magazines are publically available through internet research, telephone directories, and periodical research. The cost to source and analyze all of the material to identify suitable candidates to develop and maintain the database is estimated to cost $5,000 to $25,000. We will implement this part of the plan if the minimum is raised. We estimate the time to be approximately two weeks. Our current officers and directors will undertake to prepare the database.

6. Within 90 days from the initial launch of our website, we believe that we will begin receiving orders from purchasers. The foregoing is based upon our officers cumulative business experience in other fields, however, our officers and directors do not have any experience in the commercial design business. and there is in fact no assurance that the foregoing event will occur.

7. Once the website is fully operational; we have located and negotiated agreements with a suitable number of manufacturers to offer their commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics for sale; and, we have begun to receive orders for commercial upholstery, drapery, bedspread, panel, and wall-covering fabrics, we will hire one or two part time salesperson(s) to call on interior design firms to introduce them to our website. The salesperson(s) will also call on various manufacturers to continue to source new products to offer for sale.

In summary, we should be in full operation and receiving orders within 100 days of completing our offering. We estimate that we will generate revenue 120 to 180 days after beginning operations. The foregoing is based upon our officers cumulative business experience in other fields, however, our officers and directors do not have any experience in the commercial design business and there is in fact no assurance that the foregoing event will occur.

Until our website is fully operational, we do not believe that large industry leaders will provide us with their best prices. We believe, however, that once our website is operational and we have developed at significant data base of customers, large industry leaders will provide us with their best prices. There is no guarantee that the large industry leaders will provide us with their best prices.

If the manufacturers do not provide their products to us on reasonable terms, we may have to suspend or cease operations.

We will not be conducting any research and we are not going to buy or sell any plant or significant equipment during the next twelve months, other than in conjunction with opening our office, acquiring office equipment and the development of our website and database.

If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. Since we will operate for at least one year, any decision to cease operations will occur thereafter. We have no plans at this time to raise additional capital if we start generating revenues or if revenues are insufficient to sustain operations. If we cease operations, we do not know what we will do and we do not have any plans to do anything. We have no plans to statutorily dissolve at this time under any circumstances nor do we have any plans to enter into any merger or acquisition.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are in a start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we have to locate and negotiate agreements with manufacturers to offer their products for sale to us at pricing that will enable us to establish and sell the products to our clientele. We are seeking equity financing to provide for the capital required to implement our operations.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From Inception on April 2, 2003 to September 30, 2005

During the period we incorporated the company, hired the attorney, and hired the auditor for the preparation of this registration statement. We prepared a business plan. We are creating an Internet website. Our loss since inception is $55,599 of which $19,119 is for legal fees, $23,935 is for audit and accounting fees in connection with this offering, $11,250 was paid to Tryon Capital, a merchant banking group that includes Peter Reichard, our president and Peter Coker, our secretary, for the preparation of the business plan and initial development of the website, $717 is for general office costs, and $578 is for interest expense. We have not started our proposed business operations and will not do so until we have completed this offering. We expect to begin operations 100 days after we complete this offering.

Since inception, we sold 718,457 shares of common stock to one of our officers and one individual and raised $35,922.85.

Liquidity and capital resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 718,457 shares of common stock through a Section 4(2) offering in April through September 2003. This was accounted for as a sale of common stock.

As of September 30, 2005, our total assets were $6,657 consisting of cash and we had $26,333 in liabilities.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)

Peter A. Reichard	49	president, treasurer, chief executive officer
2211 Wright Avenue		and a member of the board of directors
Greensboro, North Carolina 27403

Peter L. Coker	63	secretary and a member of the board of
12804 Morehead		directors
Chapel Hill, North Carolina 27517

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Peter A. Reichard has served as our President, Treasurer, and member of our board of directors since September 2003. Mr. Reichard is a partner of Tryon Capital Ventures, LLC, which is engaged in the business of assisting and promoting start-up companies. He has been with the firm since March 2003. From February 2003 to December 2003, Mr. Reichard was a partner in Tryon Capital, a partnership which was engaged in the business of assisting and promoting start-up companies. Tryon Capital was a boutique merchant banking firm located in the Research Triangle Park in North Carolina. It was designed to reenergize and stimulate struggling early-state and middle market companies by combining analyses, strategy, people and money. Tryon Capital is no longer in business. Accordingly, there is no affiliation between Tryon Capital and Tryon Capital Ventures

LLC. During the months from December 2002 through March 2003, Mr. Reichard was involved with establishing the Sandpiper Fund, an early stage venture fund in eastern North Carolina. From October 2001 through December 2002, Mr. Reichard was the Finance Director for the Erskine Bowles for U.S. Senate campaign. He served as the Finance Director for the Mike Easley for Governor campaign from January 1999 through October 2001. From January 1985 through December 1998, Mr. Reichard was employed by the Greensboro Area Chamber of Commerce. He began as Manager of Membership/Government Affairs, and then after three years became Vice President and four years later, President, a position he held for six years. Mr. Reichard holds a Bachelor of Arts degree in political science from Guilford College (1980).

Peter L. Coker has served as our Secretary and member of our board of directors since September 2003. Mr. Coker is a partner of Tryon Capital Ventures, LLC, is engaged in the business of assisting and promoting start-up companies. He has been with the firm since January 2004. From June 2001 to December 2003, Mr. Coker was a partner in Tryon Capital, a partnership which was engaged in the business of assisting and promoting start-up companies. Tryon Capital was a boutique merchant banking firm located in the Research Triangle Park in North Carolina. It was designed to reenergize and stimulate struggling early-state and middle market companies by combining analyses, strategy, people and money. Tryon Capital is no longer in business. Accordingly, there is no affiliation between Tryon Capital and Tryon Capital Ventures LLC. Mr. Coker currently sits on the Board of Directors of eTrials Worldwide, Inc. (as board member), and The North Carolina State University Investment Fund (as Chairman of the Board). From February 2004 to November 2004, Mr. Coker was chairman of the board of directors of Beijing Med-Pharm Corporation. Prior to his work at Tryon Capital Ventures, he was a managing director of Tryon Capital Holdings, LLC, which is also an investment banking firm from June 2001 through December 2003. As Senior Managing Director for Capital Investment Partners, LLC, from June 1996 through May 2001, Mr. Coker worked with small companies primarily in North Carolina that needed financing. He would perform due diligence on them, help structure the new financing and search for interested investors. Mr. Coker has a Bachelor of Arts degree in Economics from North Carolina State University (1966) and an Master of Arts degree in Economics from North Carolina (1968).

Conflicts of Interest

The only conflict that we foresee is that our officers and directors devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on April 2, 2003 through September 30, 2005, for each of our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The sum of $11,250 was paid to Tryon Capital, a merchant banking group, that includes Mr. Reichard and Mr. Coker as partners.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards	Payouts
						Securities
				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
Names				Compen-	SARs	Restricted	LTIP	Compen-
Executive Officer and	Year	Salary	Bonus	sation	Granted	Share/Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)
Peter A. Reichard,	2005	0	0	0	0	0	0	0
president and	2004	0	0	5,625	0	0	0	0
director	2003	0	0	0	0	0	0	0

Peter L. Coker,	2005	0	0	0	0	0	0	0
vice president and	2004	0	0	5,625	0	0	0	0
director	2003	0	0	0	0	0	0	0

$11,250 was paid to Tryon Capital for the preparation of our business plan. Tryon Capital is no longer in business. Tryon Capital Ventures LLC is a separate entity and is currently in operation. The $11,250 represent compensation to Messrs. Reichard and Coker in their capacities as officers and is evidence as payments of $5,625 each to Mr Reichard and Mr. Coker.

We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of the minimum number of shares and all shares in this offering. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

			Number of	Number of
			Shares After	Shares After
			the Offering	the Offering	Number of
			Assuming the	Assuming the	Shares After	Percentage of
	Number of	Percentage of	Minimum	Minimum	the Offering	Ownership After
	Shares	Ownership	Number of	Number of	Assuming all of	the Offering
Name and Address	Before the	Before the	Shares are	Shares are	the Shares are	Assuming all of the
Beneficial Owner [1]	Offering	Offering	Sold	Sold	Sold	Shares are Sold

Peter A. Reichard [2]	0	0.00%	0	0.00%	0	0.00%
2211 Wright Avenue
Greensboro, NC 27403

Peter L. Coker	518,457	72.16%	518,457	30.17%	518,457	10.98%
12804 Morehead
Chapel Hill, NC 27517

All officers and directors	518,457	72.16%	518,457	30.17%	518,457	10.98%
as a group (2 persons)

Lawrence J. Reichard [2]	200,000	27.84%	200,000	11.64%	200,000	4.23%
5433 E. View Park
Chicago, IL 60615

[1]     Peter L. Coker and Peter Reichard are our only "promoters" of our company.

[2]     Peter A. Reichard and Lawrence J. Reichard are brothers.

Changes in Control

There are no arrangements which may result in a change of control of Design Source. There are no known persons that may assume control of us after the offering.

Future sales by existing stockholders

A total of 518,457 shares of common stock were issued to an officer and director, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are two holders of record for our common stock. The record holders are our officer and director and one shareholder who collectively own 718,457 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 15.23% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

We have not selected a stock transfer agent. We will do so upon completion of this offering.

CERTAIN TRANSACTIONS

On April 2, 2003, we issued 518,457 shares of common stock to Peter Coker in consideration of $25,922.85.

On September 30, 2003, we issued 200,000 shares of common stock to Lawrence Reichard in consideration of $10,000. Lawrence Reichard is the brother of Peter Reichard, our president.

During the period ending March 31, 2004, we paid $11,250 to Tryon Capital, a merchant banking group that includes Peter Reichard, our president and Peter Coker, our secretary. The $11,250 was for the preparation of our business plan. The fee charged for the business plan was not more favorable to Tryon than a fee charged by an unaffiliated entity. The agreement for the business plan was oral. There are no written documents evidencing the agreement.

We currently use a portion of Peter Reichard's office space on a rent free basis. Upon completion of this offering, we will begin paying Mr. Reichard $400.00 per month as rent for the space. The rent was established through negotiations. The rent charged by Mr. Reichard is not more favorable to Mr. Reichard than rent charged by an unaffiliated third party. The rental agreement is oral. There are no written documents evidencing the rental agreement.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to March 31, 2005, included in this prospectus have been audited by Williams & Webster, P.S., 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, as set forth in their report included in this prospectus and for the period ending September 30, 2005, reviewed by Williams and Webster, P.S. Their audit report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel. Mr. Lysiak will opine on the validity of the shares being offered in this prospectus.

FINANCIAL STATEMENTS

Our fiscal year end is March 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

Our financial statements from inception to March 31, 2004 and March 31, 2005 (audited) and for the period ending September 30, 2005 (unaudited), immediately follow:

DESIGN SOURCE, INC.
(A Development Stage Company)
BALANCE SHEETS

	September 30,
	2005	March 31,
	(unaudited)	2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$6,657	$1,713

TOTAL ASSETS	$6,657	$1,713

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$5,195	$3,471
TOTAL CURRENT LIABILITIES	5,195	3,471

LONG-TERM LIABILITIES
Accrued interest	578	195
Shareholder loans	20,560	9,560
TOTAL LONG-TERM LIABILITIES	21,138	9,755

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Common stock, $0.00001 par value, 100,000,000 shares
authorized; 718,457 shares issued and outstanding	7	7
Additional paid-in capital	35,916	35,916
Accumulated deficit during development stage	(55,599)	(47,436)
TOTAL STOCKHOLDERS' DEFICIT	(19,676)	(11,513)

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$6,657	$1,713

The accompanying condensed notes are an integral part of these financial statements.

DESIGN SOURCE, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

						From Inception
						(April 2, 2003)
	Three Months Ended			Six Months Ended		through
	September 30,		September 30,	September 30,	September 30,	September 30,
	2005		2004	2005	2004	2005
	(unaudited)		(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$-		$-	$-	$-	$-
EXPENSES
Taxes, licenses and permits	-		-	55	360	470
Bank charges	30		-	30	63	142
Professional fees	5,195		2,023	7,695	5,923	43,054
Consulting	-		-	-	-	11,250
Office supplies and expenses	-		33	-	-	105
Total Expenses	5,225		2,056	7,780	6,346	55,021

LOSS FROM OPERATIONS	(5,225)		(2,056)	(7,780)	(6,346)	(55,021)

OTHER INCOME (EXPENSE)
Interest expense	(230)		(21)	(383)	(21)	(578)
Total Other Income (Expense)	(230)		(21)	(383)	(21)	(578)

LOSS BEFORE TAXES	(5,455)		(2,077)	(8,163)	(6,367)	(55,599)

INCOME TAX EXPENSE	-		-	-	-	-

NET LOSS	$(5,455)		$(2,077)	$(8,163)	$(6,367)	$(55,599)

BASIC AND DILUTED NET
LOSS PER SHARE	$(0.01)	$	nil	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES
OUTSTANDING	718,457		718,457	718,457	718,457

The accompanying condensed notes are an integral part of these financial statements.

DESIGN SOURCE, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIT

				Deficit
				Accumulated
			Additional	During	Total
	Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Deficit

Balance, April 2, 2003 (Inception)	-	$-	$-	$-	$-
Stock issued upon incorporation at $0.05 per
share for payment of advances and
expense reimbursement	435,000	4	21,746	-	21,750

Stock issued for cash at $0.05 per share	200,000	2	9,998	-	10,000

Stock issued for expense reimbursement at	83,457	1	4,172	-	4,173
$0.05 per share

Net loss for the period ended March 31, 2004	-	-	-	(30,760)	(30,760)

Balance, March 31, 2004	718,457	7	35,916	(30,760)	5,163

Net loss for the year ended March 31, 2005	-	-	-	(16,676)	(16,676)

Balance, March 31, 2005	718,457	7	35,916	(47,436)	(11,513)

Net loss for the period ended September 30, 2005	-	-	-	(8,163)	(8,163)

Balance, September 30, 2005 (unaudited)	718,457	$7	$35,916	$(55,599)	$(19,676)

The accompanying condensed notes are an integral part of these financial statements.

DESIGN SOURCE, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

			From Inception
	Six Months Ended		(April 2, 2003)
	Ended	Ended	through
	September 30,	September 30,	September 30,
	2005	2004	2005
	(unaudited)	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,163)	$(6,367)	$(55,599)
Adjustments to reconcile net loss to net cash used by operating activities:
Accounts payable increase	1,724	-	5,195
Expenses paid by common stock	-	-	24,923
Interest expense accrued	383	21	578
Net cash used by operating activities	6,056	6,346	24,903

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock for cash advances	-	-	1,000
Proceeds from shareholder loans	11,000	2,500	20,560
Proceeds from issuance of common stock	-	-	10,000
Net cash provided by financing activities	11,000	2,500	31,560

NET INCREASE (DECREASE) IN CASH	4,944	(3,846)	6,657

CASH, BEGINNING OF PERIOD	1,713	5,163	-

CASH, END OF PERIOD	$6,657	$1,317	$6,657

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock issued for reimbursement of expenses and advances	$-	$-	$25,923

The accompanying condensed notes are an integral part of these financial statements.

DESIGN SOURCE, INC.
(A Development Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Design Source, Inc. (hereinafter "the Company") was incorporated on April 2, 2003 under the laws of the State of Nevada for the purpose of offering textiles to the commercial designer market utilizing the internet. The Company's headquarters is located in Chapel Hill, North Carolina. The Company is a development stage enterprise.

The Company has been in a development stage since its inception on April 2, 2003, and has not realized any revenues from its planned operations. The Company's year end is March 31.

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC"). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements for the period ended March 31, 2005. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. Operating results for the six-month period ending September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending March 31, 2006.

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company's financial position and results of operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

DESIGN SOURCE, INC.
(A Development Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt with original maturities of three months or less to be cash equivalents.

Concentration of Risk
The Company maintains its cash in primarily one business checking account, the funds of which are insured by the Federal Deposit Insurance Corporation (FDIC), up to a maximum of $100,000.

Development Stage Activities
 The Company has been in the development stage since its formation and has not realized any revenue from operations. It is primarily engaged in offering textiles to the commercial designer market utilizing the internet.

Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

At September 30, 2005, the Company had an accumulated deficit of $55,599. Since its inception, the Company has not generated any revenues and has minimal cash resources. These conditions raise substantial doubt about the Company's ability to continue as a going concern. For the twelve-month subsequent period, the Company anticipates that its minimum operating cash requirements to continue as a going concern will be approximately $50,000. Management's business plan is to develop a website to offer textiles to the commercial design market. Management also plans to raise capital through the sale of shares of common stock. The ability of the Company to continue in existence is dependent upon management's successful development and implementation of its business plan resulting in profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Recent Accounting Pronouncements
 In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, "Exchange of Nonmonetary Assets an amendment of ARB Opinion No. 29." This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

DESIGN SOURCE, INC.
(A Development Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation" (hereinafter "SFAS No. 123R"). This statement supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has determined that there was no impact to its financial statements from the adoption of this statement.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, " Inventory Costs C an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in ARB No. 43, Chapter 4, " Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have any immediate material impact on the Company as the Company maintains no inventory.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

NOTE 3 - COMMON STOCK

The Company is authorized to issue 100,000,000 shares of $0.00001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

DESIGN SOURCE, INC.
(A Development Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
September 30, 2005

Upon incorporation, the Company issued 435,000 shares of common stock at a price of $0.05 per share as reimbursement of a cash advance in the amount of $1,000 and expenses paid personally by a director totaling $20,750.

During the period ending March 31, 2004, an additional 283,457 shares of common stock were issued at $0.05 per share for reimbursement of expenses paid personally by a director totaling $4,173 and for cash totaling $10,000.

There were no issuances of the Company's common stock after March 31, 2004.

NOTE 4 - RELATED PARTY DEBT AND TRANSACTIONS

On July 12, 2004, one of the Company's directors loaned the Company $2,500. The underlying note is unsecured and bears interest at 5%, and fully matures in July 2007, when all principal and accrued interest is due. There are no monthly note payments due during the term of the loan.

On October 8, 2004, one of the Company's directors loaned the Company $5,060. The underlying note is unsecured and bears interest at 5%, and fully matures in October 2007, when all principal and accrued interest is due. There are no monthly note payments due during the term of the loan.

On February 8, 2005, one of the Company's directors loaned the Company $2,000. The underlying note is unsecured and bears interest at 5%, and fully matures in October 2007, when all principal and accrued interest is due. There are no monthly note payments due during the term of the loan.

On May 12, 2005, two of the Company's directors loaned the Company $3,000 each. The underlying notes are unsecured and bear interest at 5%, and fully mature in October 2007, when all principal and accrued interest is due. There are no monthly note payments due during the term of the loans.

On September 26, 2005, two of the Company's directors loaned the Company $2,500 each. The underlying notes are unsecured and bear interest at 5%, and fully mature in October 2007, when all principal and accrued interest is due. There are no monthly note payments due during the term of the loans.

As of September 30, 2005, the Company has accrued interest expense of $578 on the aforementioned debt.

Board of Directors
Design Source, Inc.
Chapel Hill, NC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Design Source, Inc. (a development stage company) as of March 31, 2005 and 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period from April 2, 2003 (inception) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Design Source, Inc. as of March 31, 2005 and 2004 and the results of its operations, stockholders' equity (deficit) and its cash flows for the years then ended, and for the period from April 2, 2003 (inception) to March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans regarding the resolution of this issue are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
August 31, 2005

DESIGN SOURCE, INC.
(A Development Stage Company)
BALANCE SHEETS

	March 31,	March 31,
	2005	2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,713	$5,163
TOTAL ASSETS	$1,713	$5,163

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$3,471	$-
TOTAL CURRENT LIABILITIES	3,471	-

LONG-TERM LIABILITIES
Accrued interest	195
Shareholder loans	9,560	-
TOTAL LIABILITIES	9,755	-

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.00001 par value, 100,000,000 shares
authorized; 718,457 shares issued and outstanding	7	7
Additional paid-in capital	35,916	35,916
Accumulated deficit during development stage	(47,436)	(30,760)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(11,513)	5,163

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$1,713	$5,163

The accompanying notes are an integral part of these financial statements.

DESIGN SOURCE, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			From Inception
			(April 2, 2003)
	Year Ended	Year Ended	through
	March 31,	March 31,	March 31,
	2005	2004	2005

REVENUES	$-	$-	$-

EXPENSES
Taxes, licenses and permits	415	-	415
Bank charges	112	-	112
Professional fees	15,954	19,405	35,359
Consulting	-	11,250	11,250
Office supplies and expenses	-	105	105
Total Expenses	16,481	30,760	47,241

LOSS FROM OPERATIONS	(16,481)	(30,760)	(47,241)

OTHER INCOME (EXPENSE)
Interest expense	(195)	-	(195)
Total Other Income (Expense)	(195)	-	(195)

LOSS BEFORE TAXES	(16,676)	(30,760)	(47,436)

INCOME TAX EXPENSE	-	-	-

NET LOSS	$(16,676)	$(30,760)	$(47,436)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.02)	$(0.05)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	718,457	577,131

The accompanying notes are an integral part of these financial statements.

DESIGN SOURCE, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

				Deficit
				Accumulated	Total
			Additional	During	Stockholders'
	Common Stock		Paid-in	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, April 2, 2003 (Inception)	-	$-	$-	$-	$-

Stock issued upon incorporation at $0.05 per
share for payment of advances and
expense reimbursement	435,000	$4	21,746	-	21,750

Stock issued for cash at $0.05 per share	200,000	2	9,998	-	10,000

Stock issued for expense reimbursement at	83,457	1	4,172	-	4,173
$0.05 per share

Net loss for the period ended, March 31, 2004	-	-	-	(30,760)	(30,760)

Balance, March 31, 2004	718,457	7	35,916	(30,760)	5,163

Net loss for the period ended, March 31, 2005	-	-	-	(16,676)	(16,676)

Balance, March 31, 2005	718,457	$7	$35,916	$(47,436)	$(11,513)

The accompanying notes are an integral part of these financial statements.

DESIGN SOURCE, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

			From Inception
			(April 2, 2003)
	Year Ended	Year Ended	through
	March 31,	March 31,	March 31,
	2005	2004	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,676)	$(30,760)	$(47,436)
Adjustments to reconcile net loss to net cash used
by operating activities:
Accounts payable increase	3,471	-	3,471
Expenses paid by common stock	-	24,923	24,923
Accrued Interest expense	195	-	195
Net cash used by operating activities	(13,010)	(5,837)	(18,847)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock for cash advances	-	1,000	1,000
Proceeds from shareholder loans	9,560	-	9,560
Proceeds from issuance of common stock	-	10,000	10,000
Net cash provided by financing activities	9,560	11,000	20,560

NET INCREASE (DECREASE) IN CASH	(3,450)	5,163	1,713

CASH, BEGINNING OF PERIOD	5,163	-	-

CASH, END OF PERIOD	$1,713	$5,163	$1,713

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

NON-CASH FINANCING AND INVESTING
ACTIVITIES:
Common stock issued for reimbursement of
expenses and advances	$-	$25,923	$25,923

The accompanying notes are an integral part of these financial statements.

DESIGN SOURCE, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2005

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Design Source, Inc. (hereinafter "the Company") was incorporated on April 2, 2003 under the laws of the State of Nevada for the purpose of offering textiles to the commercial designer market utilizing the internet. The Company's headquarters is located in Chapel Hill, North Carolina. The Company is a development stage enterprise.

The Company's year end is March 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the accompanying financial statements. The financial statements and notes are representations of the Company' s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Method
 The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Basic and Diluted Earnings (Loss) Per Share
The Company adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings (loss) per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. For the periods reported, diluted net income (loss) per share is the same as basic net income (loss) per share as there were no common stock equivalents outstanding.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt with original maturities of three months or less to be cash equivalents.

Compensated Absences
Currently, the Company has no employees; therefore, no liability has been recorded in the accompanying financial statements. The Company' s policy will be to recognize the costs of compensated absences when employees earn such benefits.

DESIGN SOURCE, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Risk
The Company maintains its cash in primarily one business checking account, the funds of which are insured by the Federal Deposit Insurance Corporation.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which is effective for the Company as of January 1, 2001. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At March 31, 2005, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Development Stage Activities
The Company has been in the development stage since its formation and has not realized any revenue from operations. It is primarily engaged in offering textiles to the commercial designer market utilizing the internet.

Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

DESIGN SOURCE, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Going Concern (continued)
At March 31, 2005, the Company had an accumulated deficit during the development stage of $47,436. Since its inception, the Company has not generated any revenues and has minimal cash resources. These conditions raise substantial doubt about the Company's ability to continue as a going concern. For the twelve-month subsequent period, the Company anticipates that its minimum operating cash requirements to continue as a going concern will be approximately $50,000. Management's business plan is to develop a website to offer textiles to the commercial design market. Management also plans to raise capital through the sale of shares of common stock. The ability of the Company to continue in existence is dependent upon management's successful development and implementation of its business plan resulting in profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," may include cash, receivables, advances, accounts payable and accrued expenses. All such instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at March 31, 2005.

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (hereinafter "SFAS No. 109"). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against the deferred tax asset if management does not believe the Company has met the " more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, "Exchange of Nonmonetary Assets an amendment of ARB Opinion No. 29." This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.

DESIGN SOURCE, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)
A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Shares Transactions," an amendment of Statement of Financial Accounting Standards Board No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time- sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This statement also amends Financial Accounting Standards Board Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (hereinafter "SFAS No. 123R"). This statement supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has determined that there was no impact to its financial statements from the adoption of this statement.

DESIGN SOURCE, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)
In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs C an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have any immediate material impact on the Company as the Company maintains no inventory.

Revenue Recognition
The Company recognizes revenue from product sales when the products are shipped and title passes to customers. Outbound shipping charges are included in net sales with the corresponding cost included in cost of sales. Other service revenue is recognized when services are performed and billable.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Web Site Development
The Company must develop a web site to facilitate its business plan. Costs incurred in this project will be expensed as incurred in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" as amplified by Emerging Issues Task Force Abstract No. 00-2, "Accounting for Web Site Development Costs." During the year ended March 31, 2005, the Company had not incurred any web site development costs.

DESIGN SOURCE, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2005

NOTE 3 - COMMON STOCK

The Company is authorized to issue 100,000,000 shares of $0.00001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

Upon incorporation, the Company issued 435,000 shares of common stock at a price of $0.05 per share as reimbursement of a cash advance in the amount of $1,000 and expenses paid personally by a director totaling $20,750.

During the period ending March 31, 2004, an additional 283,457 shares of common stock were issued at $0.05 per share for reimbursement of expenses paid personally by a director totaling $4,173 and for cash totaling $10,000.

NOTE 4 - INCOME TAXES

At March 31, 2005, the Company has calculated deferred tax assets of approximately $18,900 calculated at a combined federal and state expected rate of 40.5%. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been recorded. There is also a temporary tax timing difference of approximately $800, which principally arises from the amortization of organizational costs for income tax purposes.

As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been recorded.

The significant components of the deferred tax assets at March 31, 2005 were as follows:

...
Net operating loss carryforwards	$47,000

Deferred tax asset	$18,900
Valuation allowance for deferred asset	(18,900)
Net deferred tax asset	$-

At March 31, 2005, the Company has net operating loss carryforwards of approximately $47,000, which expire in the year 2025.

DESIGN SOURCE, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2005

NOTE 5 - RELATED PARTY DEBT AND TRANSACTIONS

On July 12, 2004, one of the Company's directors loaned the Company $2,500. The underlying note is unsecured and bears interest at 5%, and fully matures in July 2007, when all principal and accrued interest is due. There are no monthly note payments due during the term of the loan.

On October 8, 2004, one of the Company's directors loaned the Company $5,060. The underlying note is unsecured and bears interest at 5%, and fully matures in October 2007, when all principal and accrued interest is due. There are no monthly note payments due during the term of the loan.

On February 8, 2005, one of the Company's directors loaned the Company $2,000. The underlying note is unsecured and bears interest at 5%, and fully matures in October 2007, when all principal and accrued interest is due. There are no monthly note payments due during the term of the loan.

As of March 31, 2005, the Company has accrued interest expense of $195 on the aforementioned debt.

NOTE 6 - SUBSEQUENT EVENTS

On May 12, 2005, two of the Company's directors loaned the Company $3,000 each. The underlying notes are unsecured and bear interest at 5%, and fully mature in October 2007, when all principal and accrued interest is due. There are no monthly note payments due during the term of the loans.

Until April 3, 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.